Exhibit 99.1

January 14, 2011

Franklin Financial announces 1st Quarter dividend

(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.27 per share regular quarterly dividend for the first quarter of 2011.  The first quarter 2011 cash dividend was the same as the regular quarterly cash dividend paid in the first quarter of 2010.

The regular quarterly cash dividend will be paid on February 23, 2011 to shareholders of record at the close of business on February 4, 2011.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County.  Its wholly-owned subsidiary, F&M Trust Company, has twenty-five community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas and Waynesboro. Franklin Financial stock is listed on the over-the-counter market under the symbol FRAF.